As filed with the Securities and Exchange Commission on November 19, 2007                                             Registration Statement No. 333- ______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Old Republic International Corporation
(Exact name of Registrant as specified in its charter)

Delaware	36-2678171
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

307 North Michigan Avenue
Chicago, Illinois 60601-5382
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Spencer LeRoy III, Esquire
Senior Vice President, General Counsel and Secretary
Old Republic International Corporation
307 North Michigan Avenue
Chicago, Illinois 60601-5382
(312) 346-8100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public:  From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box  ☒
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock of Old Republic International Corporation (“Old Republic”)	1,000,000	$15.69	$15,690,000	$481.68

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer’s Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities act of 1933, based on the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on November 14, 2007.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.                      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.  All of the amounts shown are estimates.

SEC registration fee .............................................................................     $         482
Printing and miscellaneous ................................................................             5,000
Legal fees and expenses .....................................................................             5,000
Fees of accountants ............................................................................             5,000
Total .......................................................................................................     $    15,482

ITEM 15.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law grants a Delaware corporation broad power to indemnify its officers, directors, employees and agents, in connection with actual or threatened actions, suits or proceedings, provided that such officer, director, employee or agent acted in good faith and in a manner such officer, director, employee or agent reasonably believed to be in, or not opposed to, the corporation’s best interests, and for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.

Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty, but the statute also provides that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law, any violation of Section 174 of the Delaware General Corporation Law and the receipt of improper personal benefits cannot be eliminated or limited in this manner.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, our certificate of incorporation provides that a director of Old Republic shall not be personally liable to Old Republic or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which a director derived an improper personal benefit.

In general, our bylaws provide that Old Republic shall indemnify its directors and officers to the fullest extent permitted by law. As permitted by Section 145(a) of DGCL, our bylaws provide that we shall indemnify each of our directors and officers against expenses (including attorney’s fees) incurred in connection with any proceeding (other than an action by or in the right of Old Republic) involving such person by reason of having been an officer or director, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of Old Republic and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  As permitted by Section 145(b) of DGCL, our bylaws provide that we shall indemnify each of our officers and directors against expenses (including attorney’s fees) incurred in connection with any action brought by or in the right of Old Republic, except that if the director or officer is adjudged to be liable to Old Republic, no indemnification shall be made unless and to the extent that the Court of Chancery or any other court shall deem proper, notwithstanding the adjudication of liability.

The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by a majority of disinterested members of the board of directors (even if they constitute less than a forum), by a committee of disinterested directors, by independent legal counsel or by our stockholders.  However, as required by Section 145(c) of DGCL, we must indemnify a director or officer who was successful on the merits in defense of any suit.  As permitted by Section 145(e) of DGCL, we may pay expenses incurred by a director or officer in advance, upon receipt of an undertaking that the advance will be repaid if it is ultimately determined that the director or officer is not entitled to indemnity.

ITEM 16.                      LIST OF EXHIBITS

EXHIBIT

4.1
Amended and Restated Rights Agreement naming Wells Fargo Bank, N.A. as successor Agent effective November 19, 2007 incorporated herein by reference to Exhibit 4.1 to the Corporation’s 8-A filed November 19, 2007.

4.2
Agreement to furnish certain long-term debt instruments to the Securities and Exchange Commission upon request (incorporated herein by reference to Exhibit 4(D) to the Corporation’s Form 8 filed on August 28, 1987).

5.1	Opinion of William J. Dasso.
23.1	Consent of Pricewaterhouse Coopers LLP
23.2	Consent of William J. Dasso (included in Exhibit 5.1)
24.1	Powers of Attorney for the Corporation (included in signature pages)
99	Old Republic International Corporation Shareholder Purchase & Reinvestment Plan.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by Old Republic pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)           That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
               (4)           That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of Old Republic’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Old Republic International Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Chicago, State of Illinois, on November 19, 2007.

                Old Republic International Corporation

                By: /s/ Aldo C. Zucaro  ____________

                Name:  Aldo C. Zucaro
                Title:    Chairman and Chief
                             Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Old Republic International Corporation hereby constitute and appoint Aldo C. Zucaro, Karl W. Mueller and Spencer LeRoy III, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement (the “Registration Statement”) (including post-effective amendments) to this Registration Statement and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments (including any and all pre-effective and post-effective amendments) and exhibits thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 19, 2007.

Name	Position

/s/ Aldo C. Zucaro	Chairman and Chief Executive Officer;
Aldo C. Zucaro	Director (Principal Executive Officer)

/s/ Karl W. Mueller	Senior Vice President and Chief Financial
Karl W. Mueller	Officer (Principal Financial Officer)

/s/ Harrington Bischof
Harrington Bischof	Director

/s/ Jimmy A. Dew
Jimmy A. Dew	Director

/s/ John M. Dixon
John M. Dixon	Director

/s/ Leo E. Knight, Jr.
Leo E. Knight, Jr.	Director

/s/ John W. Popp
John W. Popp	Director

/s/ William A. Simpson
William A. Simpson	Director

/s/ Arnold L. Steiner
Arnold L. Steiner	Director

/s/ Fredricka Taubitz
Fredricka Taubitz	Director

/s/ Charles F. Titterton
Charles F. Titterton	Director

/s/ Dennis P. Van Mieghem
Dennis P. Van Mieghem	Director

/s/ Steven R. Walker
Steven R. Walker	Director

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